*Denotes certain parts that have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission, and is subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND RESEARCH FUNDING AGREEMENT

          This License Agreement is entered into as of this __ day of ________, 2012 (the “Effective Date”), by and between Savicell Diagnostic Ltd., (No. 514764091) a company formed under the laws of Israel, having a place of business at 69, Hashomer st, Zichron Yaakov, 30900, Israel (the “Company”) and Ramot at Tel Aviv University Ltd. having a place of business at Tel-Aviv University, Ramat Aviv, Tel Aviv 61392, Israel (“Ramot”). Ramot and the Company shall each be referred to in this Agreement as a "Party" and together as the "Parties".

          WHEREAS, In the course of research performed at Tel-Aviv University ("TAU"), Prof. Fernando Patolsky has developed technology relating to early detection of diseases by measuring metabolic activity in the immune system as further described in the patent application listed in Exhibit A attached hereto; and

          WHEREAS, the Company wishes to fund further research at TAU relating to such technology; and

          WHEREAS, the Company wishes to obtain a license from Ramot with respect to such technology and the results of such further funded research in order to develop and commercialize Products (as defined herein) in the Field, and Ramot wishes to grant the Company such license, all in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Definitions.

          Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Affiliate” shall mean, with respect to either party, any person, organization or entity controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be deemed to exist when a person, organization or entity (i) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity.

“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect.

"Calendar Year" shall mean successive one year periods beginning on January 1 and ending on December 31 for so long as this Agreement is in effect.

"Capital Equipment" shall mean any non-disposable equipment.

“Commercialization and Development Plan” shall mean the plan for the development and commercialization of Products for use in the Field attached hereto as Exhibit B, as such plan may be amended from time to time pursuant to Section 6.2.

"Consultation Results" shall mean any and all Know-how relating to the Ramot Technology or Joint Technology that is first developed or made by the Principal Investigator or any other faculty member, student or employee of TAU in the performance of the Consultation Services.

"Consultation Services" shall mean any research activities or services (including consulting services) relating to the Ramot Technology or Joint Technology, other than the Research, that are undertaken for the Company or its Affiliates by the Pincipal Investigator or any other faculty member, student or employee of TAU or Ramot during any period that the Principal Investigator or any other faculty member, student or employee of TAU or Ramot are employed by TAU or Ramot (including without limitation, part-time employment, Sabbaticals and leave of absence, and Professor Emeritus status) and during a period of one year thereafter, whether such activities or services are undertaken as an independent contractor or as an employee of the Company.

"Development Milestones" shall mean the development milestones specified in the Commercialization and Development Plan attached hereto as Exhibit B.

“Development Results” shall mean Know-how discovered, generated, or obtained by, or on behalf of, the Company or its Affiliate or Sublicensee in the course of the performance of the Commercialization and Development Plan, other than the Consultation Results and the Joint Technology.

“First Commercial Sale” shall mean the first sale of a Product by the Company, an Affiliate of the Company, or a Sublicensee to an unaffiliated third party after (a) receipt of all governmental and other regulatory approvals required to market and sell the Product have been obtained in the country in which such Product is sold, and (b) the commencement of marketing efforts with respect to such Product. Sales for purposes of testing the Product and samples purposes shall not be deemed First Commercial Sale.

"Field" shall mean the monitoring and/or analyzing of metabolic activity profiles.

"Joint Know-how" shall mean any Know-how that is jointly discovered, generated, or obtained by, or on behalf of (a) any member of the TAU Team in the course of the performance of the Research or the Consultation Services, and (b) one or more employees or consultants of the Company other than the TAU Team.

"Joint Patents" shall mean any patents or patent applications that claim, and only to the extent that they so claim, the Joint Know-how. For the purposes of this definition, the US law applicable to determining joint inventorship shall apply.

"Joint Technology" shall mean the Joint Know-how and the Joint Patents.

"Know-how" will mean any discoveries, inventions (whether patentable or not), materials, information, data, designs, formulae, ideas, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development) processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to, and information from, ethical committees and regulatory authorities.

"Major Markets" shall mean the United States, China, France, Germany, the United Kingdom and India.

“Net Sales” shall mean the gross amount invoiced by or on behalf of the Company, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) on sales of Products (whether made before or after the First Commercial Sale of the Product), less the following: (a) customary trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of rejection or return; (c) to the extent separately stated in the invoices, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Product which is paid by the Invoicing Entity; and (d) to the extent separately stated in the invoices, reasonable freight, insurance and handling charges, provided that:

                    (i) In any transfers of Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to the higher of (i) the fair market value of the Products so transferred, assuming an arm’s length transaction made in the ordinary course of business; and (ii) the actual transfer price; and

                    (ii) In the event that an Invoicing Entity receives non-monetary consideration for any Products or in the case of transactions not at arm’s length between an Invoicing Entity and a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business; and

                    (iii) Sales of Products by an Invoicing Entity to an Affiliate of such Invoicing Entity for resale by such Affiliate shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced by such Affiliate on resale.

                    For avoidance of doubt, Company may transfer samples of the Products as well as Products for clinical trial free of charge.

“Patent Challenge” shall mean any action before any patent office, court or other tribunal or agency, challenging the validity, patentability, enforceability and/or scope of any of the Ramot Patents and/or Joint Patents (including without limitation through an interference or reexamination procedures).

“Principal Investigator” shall mean Prof. Fernando Patolsky.

“Product(s)” will mean any instrument, device, process, method, product, component, system etc. that contain or is based on, in whole or in part, the technology described in the Ramot Patents and Joint Patents (including patent applications) and Ramot Know How and Joint Know How. Without limiting the foregoing, it is agreed that any product which is (i) any instrument or device for detecting and identifying a disease associated with a modified metabolic activity, (ii) any component of such instrument or device, or (iii) any service that uses or is based on or directly facilitates or supports the use of any of the products referred to in (i) or (ii) shall be deemed a "Product" for the purpose of this Agreement, unless the Company shall prove, to Ramot's full satisfaction, that such product does not contain or is not based on, in whole or in part, the technology described in the Ramot Patents or Joint Patent (including patent applications) and Ramot Know How or Joint Know How.

“Qualifying Seed Financing” will mean an equity investment in the Company of at least $1,500,000 (one million and five hundred thousand US Dollars) the proceeds of which shall be used in the development of Product(s) under the Commercialization and Development Plan.

"Ramot Know-how" shall mean (i) certain Know-how relating to the technology described in the Ramot Patents that shall be transferred to the Company promptly following the Effective Date, as identified in Exhibit C, (ii) the Research Results, other than Joint Know-how, and (iii) the Consultation Results, other than Join Know-how. Exhibit C shall be updated from time to time to reflect additional Ramot Know-how transferred to the Company during the term of this Agreement.

"Ramot Patents" shall mean: (i) the patent applications described in Exhibit A attached hereto, (ii) all patent applications claiming, and only to the extent they so claim, the Ramot Know How, (iii) all divisional, continuation, and continuation –in-part applications of the foregoing applications, (iv) all patents issuing from any of the foregoing applications, and (v) all reissues, reexaminations, extensions and restorations of any of the foregoing patents.

"Ramot Technology" shall mean the Ramot Patents and the Ramot Know-how.

“Research” shall mean the research actually conducted during the Research Period by the TAU Team under the terms of this Agreement in accordance with the Research Plan.

“Research Funds” shall have the meaning ascribed to it in section 2.2.

“Research Milestone” shall mean certain milestones agreed upon by the parties as specified in the Research Plan.

“Research Plan” shall mean the research plan attached hereto as Exhibit D as may be amended from time to time by the mutual written agreement of the parties, which sets forth the research to be undertaken by the TAU Team under the direction of the Principal Investigator during the Research Period. Notwithstanding the foregoing, amendments to the Research Plan required in order to obtain regulatory approvals for the Product shall be made , provided only that the Parties mutually agree upon budget and timetable required to implement these amendments.

“Research Results” shall mean any and all Know-how discovered, generated, or obtained by, or on behalf of, members of the TAU Team alone or together with one or more employees or consultants of the Company other than the TAU Team in the course of the performance of the Research.

“Research Period” shall mean a period of 12 months commencing upon payment of the first installment of research funding by the Company in accordance with Section 2.2 herein.

"Sublicense” shall mean any right granted, license given, or agreement entered into, by the Company to or with any other person or entity, including an Affiliate of the Company, under or with respect to or permitting any use of the Ramot Technology or Joint Technology or any part thereof or otherwise permitting the development, manufacture, marketing, distribution and/or sale of Products, and any option to obtain or enter into such right, license, agreement or permission (regardless of the title given to such grant of rights).

"Sublicensee” shall mean any person or entity granted a Sublicense.

"Sublicense Agreement" shall have the meaning set forth in Section 5.3.2.

“Sublicense Receipts” shall mean any payments or other consideration that the Company and its Affiliates receive, with the exception of royalties based on Net Sales, in connection with a Sublicense, including without limitation license fees, license option fees, milestone payments, license maintenance fees, and equity, provided that in the event that the Company receives non-monetary consideration in connection with a Sublicense, or in the case of transactions not at arm’s length, Sublicense Receipts shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, "Sublicense Receipts" shall not include equity investments in the Company or its Affiliates to the extent made at fair market value (if the investment exceeds the fair market value, only the excess amount will be treated as “Sublicense Receipts”). For the purpose of the foregoing, the "fair market value" of an entity's equity securities shall be determined as follows: (i) if the shares of the relevant entity are not traded on a stock exchange or over the counter market, the value of such equity securities as determined in good faith by the Company's Board of Directors, having regard to the value most recently paid by a third party for shares of such entity, and (ii) if the shares of the relevant entity are traded on a stock exchange or over the counter, the average closing price of such shares on the fifteen (15) trading days prior to the closing of the equity transaction. The term "Sublicense Receipts" shall not include funds that are designated for research and development of Products and/or performance of clinical trials of Products in accordance with the Sublicense agreement and that are actually expended on research and development of Products and/or performance of clinical trials of Products in accordance with a written development plan and budget as evidences in the Company's written records.

“TAU Team” shall mean the Principal Investigator and those researchers performing the Research at TAU under his/her supervision, as specified in Exhibit E attached hereto, which may be amended from time to time by Ramot.

"Third Party Royalty Payments" shall mean royalty payments that the Company are legally required to make to an unaffiliated third party on sales of a Product in a particular country, in order to obtain a license to patents owned or controlled by such third party that are necessary for the practice of the Ramot Technology in such country.

"Valid Claim" shall mean a claim of a patent application or unexpired issued patent included in the Ramot Patents or Joint Patents so long as such claim shall not have been held invalid in a final court judgment or patent office decision that has not been appealed within the time allowed by law for an appeal, or from which there is no further appeal.

2.      Research.

          2.1. Performance.

               2.1.1. Ramot shall cause TAU, under the direction of the Principal Investigator, to use reasonable efforts to perform the Research in accordance with the Research Plan; however, Ramot and TAU make no warranties regarding the achievement of any particular results including the Research Milestones.

               2.1.2. The Research will be directed and supervised by the Principal Investigator, who shall have primary responsibility for the performance of the Research. If the Principal Investigator ceases to supervise the Research for any reason, Ramot will so notify the Company, and Ramot shall endeavor to find among the scientists at TAU, a scientist or scientists acceptable to the Company to continue the supervision of the Research in place of the Principal Investigator. If Ramot is unable to find such a scientist or scientists acceptable to the Company, within thirty (30) days after such notice to the Company, the Company shall have the option to terminate the funding of the Research. The Company shall promptly advise Ramot in writing if the Company so elects. Such termination of funding shall terminate Ramot’s and TAU’s obligations pursuant to Section 2.1.1 above with respect to the Research, but shall not terminate this Agreement or any of the other rights or obligations of the parties under this Agreement. Nothing contained in this Section 2.1.2, shall be deemed to impose an obligation on Ramot or TAU to successfully find a replacement for the Principal Investigator, as opposed to the obligation to endeavor to do so. Within thirty (30) days of the end of each Calendar Quarter, the Principal Investigator shall present the Company with a written report summarizing the results of the Research during the preceding Calendar Quarter.

          2.2.      Funding of Research. ***

          2.3      Research Milestones. In the event that a specific Research Milestone is not met, the Company will have the right upon 30 days prior written notice to Ramot to terminate this Agreement in its entirety. Upon such termination, Company shall pay Ramot for all work performed prior to such termination which has been completed and for all reasonable uncancellable commitments.

          2.4      Restrictions. During the Research Period (and during any agreed extensions to the Research Period for the purpose of performing additional research), Ramot shall not enter into any commercial transaction (including sponsored research agreements) with respect to the research and development at TAU of Products in the Field by any member of the TAU Team.

          2.5      Capital Equipment. All Capital Equipment purchased by Ramot with the Research Funds ("Research Capital Equipment") shall be the sole property of the Company, and shall be used under the direction of the Principal Investigator. The Company will be responsible for the maintenance of all such Research Capital Equipment. Upon the earlier of (i) termination of this Agreement, or (ii) the mutual agreement of the parties, and further to a written request by the Company, the Research Capital Equipment will be transferred by Ramot, "as is", without warranty, to the extent permitted by law, and at the Company's expense, to the Company's possession.

3.      Title.

          3.1      Ramot Technology. As between the Parties, all rights, title and interest in and to the Ramot Technology are and shall be owned solely and exclusively by Ramot.

          3.2      Joint Technology. As between the Parties, all rights, title and interest in and to the Joint Technology shall be owned jointly by Ramot and the Company.

          3.3      Development Results. All rights, title and interest in and to the Development Results shall be owned solely and exclusively by the Company.

4.      Patent Filing, Prosecution and Maintenance.

4.1      Filing and Prosecution. Ramot shall be responsible for the preparation, filing, prosecution, protection and maintenance of the Ramot Patents and the Joint Patents, using independent patent counsel selected by Ramot who shall be reasonably acceptable to the Company. Ramot shall consult with the Company as to the preparation, filing, prosecution, protection and maintenance of the Ramot Patents and the Joint Patents reasonably prior to any deadline or action with respect to any material decision in the U.S. Patent & Trademark Office or any other patent office and shall take into consideration the Company's opinion and position with respect thereto. Ramot shall deliver copies to the Company of all correspondence with the patent counsel and and shall instruct the patent counsel to do the same.

4.2.      Expenses. Subject to Section 4.3 below, the Company shall reimburse Ramot for all documented patent-related expenses incurred by Ramot pursuant to this Section 4 within thirty (30) days after Ramot invoices the Company. In addition, within fifteen (15) days following the execution of this Agreement, the Company shall pay Ramot a total amount of *** as a reimbursement for expenses incurred by Ramot prior to the execution of this Agreement with respect to the filing and prosecution of Ramot Patents ("Past Patent Expenses"). In the event that the Company fails to reimburse Ramot for any expense relating to a Ramot Patent or a Joint Patent when such payment is due, then in addition to any remedy that may be available to Ramot pursuant to this Agreement or the applicable law, Ramot shall be entitled to immediately discontinue the filing, prosecution, and maintenance of the relevant Ramot Patent or Joint Patent, upon written notice to the Company.

4.3.      Abandonment.

4.3.1 Subject to the provisions of this Section 4.3.1, the Company may elect not to pay for, or to cease paying for the filing, prosecution or maintenance of any of the Ramot Patents or Joint Patents (an “Abandoned Patent Right”) in any country other than a Major Market (an “Abandoned Country”). The Company shall provide Ramot with prompt written notice of such election, specifying the relevant Abandoned Patent Right and Abandoned Country (an "Abandonment Notice"). Upon receipt of such Abandonment Notice by Ramot, and only upon receipt thereof, the Company shall be released from its obligations to reimburse Ramot for the expenses incurred thereafter in such Abandoned Country with respect to such Abandoned Patent Right. In such event Ramot shall be entitled, but not obliged, to continue the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Right in the Abandoned Country at its own expense, and in such event the Company shall assign to Ramot its rights in the Abandoned Patent Right in such Abandoned Country in the event that the Abandoned Patent Right is a Joint Patent, and the license granted hereunder shall terminate with respect to such Abandoned Patent Right in such Abandoned Country, and Ramot shall be free, without further notice or obligation to the Company, to grant rights in and to such Abandoned Patent Rights with respect to such Abandoned Country to third parties.

4.3.2 The Company may not elect not to pay for, or to cease paying for, the Ramot Patents and the Joint Patents in a Major Market. In the event that the Company fails to meet its obligations pursuant to Section 4.2 with respect to a Major Market, such failure shall constitute a material breach of the Company's obligations pursuant to this Agreement, and Ramot shall be entitled to terminate this Agreement in accordance with the provisions of Section 13.3.2.

4.4      No Warranty. Nothing contained herein shall be deemed to be a warranty by Ramot that any patent application included in the Ramot Patent or Joint Patents will result in an issued patent, or that any patent application or issued patent that is or may be included in the Ramot Patents or Joint Patents will be valid or of any value or will afford adequate or commercially worthwhile protection.

5.      License Grant.

          5.1.      License.

Subject to the terms and conditions set forth in this Agreement, Ramot hereby grants to the Company an exclusive, worldwide, royalty-bearing license , under Ramot's rights in the Ramot Technology and the Joint Technology for the sole purpose of developing, manufacturing, using, offering for sale, selling, having sole and importing Products in the Field. For purposes of this Section 5.1, the term “exclusive” means that Ramot shall not grant such licenses or rights to any third party or to exercise any such rights itself, subject, however, to the right of Ramot, TAU, their employees, students and other researchers at TAU and at collaborating research institutions to practice the Ramot Technology and Joint technology (i) for purposes of academic research and instruction, and (ii) for the purpose of conducting the Research.

          5.2      Sublicense.

                    5.2.1. Sublicense Grant. The Company shall be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 5.1 on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. With the exception of Sublicenses granted to Affiliates of the Company, such Sublicenses shall only be made for consideration and in bona-fide arm’s length transactions.

                    5.2.2. Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance and not inconsistent with and shall be subject and subordinate to the terms and conditions of this Agreement (each, a "Sublicense Agreement"). Each such sublicense agreement shall contain, among other things, provisions to the following effect:

                              5.2.2.1. All provisions necessary to ensure The Company’s ability to perform its obligations under this Agreement, including without limitation its obligations under Sections 6.1, 8.4, 8.5, 12 and 13.4.3, 14.10;

                              5.2.2.2. In the event of termination of the license set forth in Section 5.1 above, any existing Sublicense shall terminate; provided, however, that, Ramot shall , at the request of the Sublicensee, other than in the event that the termination is a result of a breach by such Sublicensee, enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in a Sublicense Agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense Agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement;

                              5.2.2.3. The Sublicensee shall not be entitled to sublicense its rights under such Sublicense Agreement, provided that a Sublicensee that is an Affiliate of the Company may grant one further Sublicense of its rights; and

                    5.2.3. Delivery of Sublicense Agreement. The Company shall furnish Ramot with a fully executed copy of each Sublicense Agreement, promptly after its execution. Ramot shall keep any such copies of Sublicense Agreements in its confidential files and shall use them solely for the purpose of monitoring the Company's and Sublicensees’ compliance with their obligations and enforcing Ramot’s rights under this Agreement.

                    5.2.4. Breach by Sublicensee. Any breach of the terms of this Agreement by a Sublicensee, including any act or omission by a Sublicensee which would have constituted a breach of this Agreement had it been an act or omission by the Company, shall constitute a breach of this Agreement by the Company. The Company shall indemnify Ramot for, and hold it harmless from, any and all damages or losses caused to Ramot as a result of any such breach by a Sublicensee.

          5.3      No Other Grant of Rights. Nothing in this Agreement shall be construed as the grant of any right or license, express or implied, in or to any patent right, Know-how or other intellectual property right owned or controlled by Ramot or TAU, other then the Ramot Technology and Joint Technology. Other than as specifically set forth in Section 5, the Company and its Sublicensees shall not have, and shall not be entitled to grant, directly or indirectly, to any person or entity, any right of whatever nature under, or with respect to, or permitting any use or exploitation of the Ramot Technology or the Joint Technology. Without in any way limiting the generality of the foregoing, the Company and Sublicensees shall not have any right under the Ramot Technology or Joint Technology to develop, manufacture, market or sell products or services other than Products in the Field.

6.      Development and Commercialization.

          6.1.      Diligence. The Company shall use its best efforts, including funding consistent therewith, and/or shall cause its Affiliates or Sublicensees to use their best efforts, including funding consistent therewith: (i) to develop Products in the Field in accordance with the Commercialization and Development Plan during the periods and within the timetable specified therein, (ii) to introduce Products in the Field into the commercial market and (iii) to market Products in the Field following such introduction into the market. Without limiting the foregoing, the Company, by itself or through its Affiliates or Sublicensees, shall meet each of the Development Milestones within the time periods set forth in Exhibit B.

          6.2.      Amendments to the Commercialization and Development Plan. The Company shall be entitled, from time to time, to make such adjustments and amendments to the Commercialization and Development Plan as the Company believes, in its good faith judgment, are needed . The Company shall notify Ramot promptly regarding material changes to the Commercialization and Development Plan. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Company shall not be entitled to change the Development Milestones or the time frames for achieving the Development Milestones without Ramot's prior written consent. Notwithstanding the aforesaid, the Company may reasonably extend the timetable of the Milestones in the event of regulatory revisions which directly affect them.

          6.3.      Review Meetings. The Principal Investigator, a Company representative and a Ramot representative shall meet no less than once every six (6) months during the term of this Agreement commencing with the Effective Date, at locations and times to be mutually agreed upon by the parties, (i) to review the progress being made under the Commercialization and Development Plan and the progress being made in any other research and development activities conducted by the Company, its Affiliates and Sublicensees relating to Products, (ii) to review and agree upon any necessary or desired revisions to the then current Commercialization and Development Plan, (iii) to review the progress being made towards fulfilling the Development Milestones and (iv) to discuss intended efforts for fulfilling such milestones.

          6.4.      Progress Reports. Within sixty (60) days after the end of each Calendar Year, the Company shall furnish Ramot with a written report on the progress of its, its Affiliates’ and Sublicensees’ efforts during the prior year to develop and commercialize Products in the Field, including without limitation research and development efforts, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the then current year.

          6.5.      Failure. If the Company breaches any of its obligations pursuant to Section 6.1, Ramot shall notify the Company in writing of the Company’s failure and shall allow the Company ninety (90) days to cure its failure. The Company failure to cure such failure to Ramot’s reasonable satisfaction within such 90-day period shall constitute a material breach of this Agreement and Ramot shall have the right to terminate this Agreement forthwith.

7.      Consideration for Grant of License

In consideration for the rights and licenses granted to the Company pursuant to this Agreement, the Company shall pay to Ramot the following consideration:

          7.1 Royalty Payments.

          7.1.1. The Company will pay Ramot a royalty on worldwide Net Sales of Products by the Company, its Affiliates and Sublicensees, as follows:

          ***

          7.1.2 Minimum Annual Royalty. The Company shall pay Ramot a minimum annual royalty at the beginning of any Calendar Year following the First Commercial Sale, as follows:

          ***

          7.1.3. Royalty Reduction. ***

          7.1.4. Third Party Royalty Payments. ***

          7.1.5. Increased Royalty Rates upon a Patent Challenge.

          7.1.5.1. ***

          7.1.6. Royalty Period. The royalty set forth in Section 7.1 will be payable during a period which shall commence on the Effective Date and shall continue on a country-by-country, Product-by- Product basis, for the longer of: (a) fifteen (15) years from the date of the First Commercial Sale of such Product in such country; and (b) until the last to expire of the Ramot Patents or Joint Patents in such country (the "Royalty Period").

          7.2 Sublicense Receipts.

          7.2.1 Sublicense Receipts. ***

          7.3. Warrants

Upon the Effective Date the Company shall issue to Ramot (on behalf of itself and the inventors of the Ramot Patents) warrants in the form attached hereto as Exhibit G (hereinafter, the "Warrants") to purchase a number of ordinary shares of the Company (hereinafter, the "Warrant Shares") which shall together comprise *** of the issued shares of the Company on the Effective Date on an as-converted, fully diluted basis (including such Warrant Shares). The Warrants shall be exercisable at an exercise price equal to the par value of the Warrant Shares, at any time and from time to time from and after the Effective Date.

8.      Reports; Payments; Records.

          8.1      Regulatory Approval and First Commercial Sale.

          8.1.1      Regulatory Approval. The Company shall notify Ramot in writing as soon as practicable after the receipt of Regulatory Approval for a Product, specifying its date, the country in which such Regulatory Approval was obtained and the type of Product in respect of which such Regulatory Approval was obtained.

          8.1.2      First Commercial Sale. The Company shall inform Ramot in writing of the date of First Commercial Sale with respect to each Product in each country, as soon as practicable after the making of each such First Commercial Sale and shall describe such Product.

          8.2.      Reports and Payments.

                    8.2.1 Reports on Net Sales. Within forty five (45) days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated, the Company shall deliver to Ramot separate reports on Net Sales by the Company and its Affiliates on the one hand, and Sublicensees other than Affiliates, on the other hand, containing the following information:

                                   8.2.1.1. For Net Sales by the Company, its Affiliates and Sublicensees, the Company shall provide the following information for each Invoicing Entity:

                                   (a)      the number of units of Products sold by the Company and each of its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and country of sale;

                                   (b)      the gross amount invoiced for Products sold by the Company, its Affiliates and Sublicensees during the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity and indicating the currency of payment;

                                   (c)      a calculation of Net Sales of the Company, its Affiliates and Sublicensees for the applicable Calendar Quarter, separately itemized according to the Product, the Invoicing Entity, and including an itemized listing of applicable deductions;

                                    (d)      the total royalty payable to Ramot in accordance with Section 7.1 on Net Sales of the Company, its Affiliates and Sublicensees for the applicable Calendar Quarter, together with the exchange rates used for conversion. If no amounts are due to Ramot for Net Sales by the Company, its Affiliates and Sublicensees in any Calendar Quarter, the report shall so state.

                    8.2.2 Other Reports. In addition to the reports delivered pursuant to Section 8.2.1, the Company shall notify Ramot in writing within thirty (30) days of the occurrence of any of the following events:

(i)	Receipt of any Sublicense Receipts; such notice shall include an explanation for the basis of such Sublicense Receipts;

(ii)	Qualifying Seed Financing; such notice shall include the date in which the Qualifying Seed Financing was achieved and the total amount of money invested in the Company.

                    8.2.3. Payment of Royalty for Net Sales by the Company, its Affiliates and Sublicensees. (a) Within 45 days of the end of each Calendar Quarter, the Company shall remit to Ramot all royalties due pursuant to Section 7.1 for the applicable Calendar Quarter.

                    8.2.4. Payments of Annual Minimum Royalies.The Company shall remit to Ramot all amounts due pursuant to Section 7.1.2 within 45 days of the beginning of each Calendar Year in which amounts are due.

                    8.2.5. Payment for Sublicense Receipts. The Company shall remit to Ramot all amounts due with respect to Sublicense Receipts within forty five (45) of the receipt of such Sublicense Receipts by the Company or its Affiliates.

          8.3.      Payment Currency. All payments due under this Agreement shall be payable in United States dollars, except in the event of Net Sales and Sublicense Receipts which are invoiced or billed in New Israel Shekels, British pounds sterling, or in Euro, with respect to which payments to Ramot will be made in New Israel Shekels, British pounds sterling, or in Euro as the case may be. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Subject to 8.8 below, such payments shall be without deduction of exchange, collection, or other charges.

          8.4.      Records. The Company shall maintain shall include in its contracts with the Sublicensees, and shall cause its Affiliates (who make, use, offer to sell, sell or import Products) to maintain, complete and accurate records of Products that are made, used, marketed, offered for sale or sold under this Agreement, any amounts payable to Ramot in relation to such Products and all Sublicense Receipts received by the Company and its Affiliates, which records shall contain sufficient information to permit Ramot to confirm the accuracy of any reports or notifications delivered to Ramot under Section 8.2. The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter, during which time Ramot shall have the right, at its expense, to cause an independent, certified public accountant to inspect and audit such records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. Such accountant shall not disclose to Ramot any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within thirty (30) days after the accountant delivers the results of the audit. In the event that any audit performed under this Section 8.4 reveals an underpayment in excess of five percent (5%) in any Calendar Year, the audited party shall bear the full cost of such audit. Ramot may exercise its rights under this Section 8.4 only once every year per audited party and only with reasonable prior notice to the audited party. The Company shall cause its Affiliates to fully comply with the terms of this Section 8.4 and include same provisions in its contracts with the Sublicensees.

          8.5.      Certified and Audited Report. The Company shall furnish Ramot, and shall cause its Affiliates (who make, use, market, offer for sale or sell Products) and Sublicensees to furnish Ramot, within ninety (90) days after the end of each Calendar Year, commencing at the end of the Calendar Year of the First Commercial Sale, with a report, certified by the CFO or by an independent certified public accountant following First Commercial Sales, relating to royalties and other payments due to Ramot pursuant to this Agreement in respect to the previous Calendar Year and containing the same details as those specified in Section 8.2 above in respect to the previous Calendar Year.

          8.6.      Late Payments. Any payments to be made under this Agreement that are not paid on or before the date such payments are due under this Agreement shall bear interest at an annual interest, compounded monthly, equal to three percent (3%) above the London Interbank Offer Rate (LIBOR) as determined for each month on the last business day of that month, assessed from the day payment was initially due until the date of payment.

          8.7.      Payment Method. Each payment due to Ramot under this Agreement shall be paid by wire transfer of funds to Ramot’s account in accordance with written instructions provided by Ramot.

          8.8.      VAT; Withholding and Similar Taxes. All amounts to be paid to Ramot pursuant to this Agreement are exclusive of Value Added Tax. The Company shall add value added tax, as required by law, to all such amounts. If applicable laws require that taxes be withheld from any amounts due to Ramot under this Agreement, the Company shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to Ramot a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes.

9.      Confidential Information

          9.1      Confidentiality.

                    9.1.1. Ramot Confidential Information. The Company agrees that, without the prior written consent of Ramot for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use Ramot Confidential Information (as defined below) other than for the purposes of this Agreement. The Company shall treat such Ramot Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. The Company may disclose Ramot Confidential Information only to employees and consultants of the Company or of its Sublicensees who have a “need to know” such information in order to enable the Company to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Ramot Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential disclosed by or on behalf of Ramot, TAU or any of their employees, researchers or students to the Company, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to the Company at the time it was disclosed, other than by previous disclosure by or on behalf of Ramot, TAU or any of their employees, researchers or students, as evidenced by the Company’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to the Company by a third party who is not subject to obligations of confidentiality to Ramot, or TAU with respect to such information; or (iv) is independently developed by the Company without the use of or reference to Ramot Confidential Information, as demonstrated by documentary evidence. For the avoidance of doubt Ramot Confidential Information shall also include the Ramot Technology and the Joint Technology.

               9.1.2. The Company Confidential Information.

                    Ramot agrees that, without the prior written consent of the Company for the longer of: (a) the term of this Agreement; and (b) a period of seven (7) years from date of disclosure, it will keep confidential, and not disclose or use the Company Confidential Information (as defined below) other than for the purposes of this Agreement. Ramot shall treat the Company Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Ramot may disclose the Company Confidential Information only to employees and consultants of Ramot or of its Affiliates who have a “need to know” such information in order to enable Ramot to exercise its rights or fulfill its obligations under this Agreement and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement. For purposes of this Agreement, “Company Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential that is disclosed to Ramot by or on behalf of Licensee in writing pursuant to Sections 6, 8.2 or 8.5 of this Agreement, except to the extent such information: (i) was known to Ramot or TAU at the time it was disclosed, other than by previous disclosure by or on behalf of the Company as evidenced by Ramot or TAU written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement; (iii) is lawfully and in good faith made available to Ramot or TAU by a third party who is not subject to obligations of confidentiality to the Company with respect to such information; or (iv) is independently developed by Ramot or TAU without the use of or reference to the Company Confidential Information, as demonstrated by documentary evidence.

               9.1.3.    Disclosure of Agreement. Each party may disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.1.3, the parties will consult one another on the terms of this Agreement to be redacted in making any such disclosure. If a party discloses this Agreement or any of the terms hereof in accordance with this Section 9.1.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party. Ramot may disclose the terms of this Agreement to third parties for the purpose of evaluating royalty monetization and to the extent necessary to enable Ramot to grant rights under any technology not licensed herein and to members of the TAU Team and/or other researchers at TAU who were/will be involved in the development of the Ramot Technology or Joint Technology, and to their respective legal or financial advisers under terms of a written confidentiality agreement substantially similar to the terms of Section 9.1.2 above. Company may disclose the terms of this Agreement to third parties in connection with financing of the Company or its Affiliates and/or potential collaborations with third parties, and to their respective legal and financial advisers under terms of a written confidentiality agreement substantially similar to the terms of Section 9.1.1 above .

                    9.1.4.    Publicity. Except as expressly permitted under Section 9.1.3, no party will make any public announcement regarding this Agreement without the prior written approval of the other party.

          9.2.      Academic Publications. The Principal Investigator and other members of the TAU Team shall have the right to publish the Ramot Technology and the Joint Technology in scientific publications or to present such results at scientific symposia, provided that the following procedure is followed:

                    9.2.1. No later than thirty (30) days prior to submission for publication of any scientific articles, abstracts or papers concerning the Ramot Technology or the Joint Technology and prior to the presentation of the same at any scientific symposia, the Principal Investigator shall send the Company a written copy of the material to be so submitted or presented, and shall allow the Company to review such submission to determine whether the publication or presentation contains subject matter for which patent protection should be sought and whether such publication includes Company Confidential Information.

                    9.2.2. The Company shall provide its written comments with respect to such publication or presentation within thirty (30) days following its receipt of such written material. If the Company does not provide written comments within the thirty (30) days set forth above, it shall be deemed to have approved such proposed publication or presentation.

                    9.2.3. If the Company, in its written comments, identifies material for which patent protection should be sought, then the Principal Investigator shall delay the submission of such publication or presentation for a further period of up to sixty (60) days from the receipt of such written comments to enable Ramot to make the necessary patent filings in accordance with Section 4.

                    9.2.4 If the Company, in its written comments, identifies Company Confidential Information in the material to be published, such Company Confidential Information shall be removed by the Principal Investigator or such other member of the TAU Team prior to publication.

                    9.2.5 After compliance with the foregoing procedures with respect to an academic, scientific or medical publication and/or public presentation, the Principal Investigator shall not have to resubmit any such information for re-approval should it be republished or publicly disclosed in another form.

10.      Enforcement of Patent Rights.

          10.1.      Notice. In the event either party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of the Ramot Patents or the Joint Patents in the Field (collectively, an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement

          10.2.      Suit by the Company. The Company shall have the right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Should the Company elect to bring suit against an infringer and Ramot must be according to the applicable law joined as party plaintiff in any such suit, Ramot shall have the right to approve the counsel selected by the Company to represent the parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that the Company elects to bring, including any expenses of Ramot incurred in conjunction with the prosecution of such suits or the settlement thereof (when Ramot must be joined as a party plaintiff), shall be paid for entirely by the Company and the Company shall hold Ramot free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. The Company shall not compromise or settle such litigation without the prior written consent of Ramot, which consent shall not be unreasonably withheld or delayed. In the event the Company exercises its right to sue pursuant to this Section 10.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all out of pocket costs and expenses of every kind and character, including reasonable attorney’s fees, necessarily involved in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Ramot shall receive an amount equal to 10% of such funds and the remaining 90% of such funds shall be retained by the Company.

          10.3.      Suit by Ramot. If the Company does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 10.2 above, and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within one hundred and twenty (120) days after receipt of notice to the Company by Ramot of the existence of an Infringement, Ramot may elect to do so. Should Ramot elect to bring suit against an infringer and the Company is joined as party plaintiff in any such suit, the Company shall have the right to approve the counsel selected by Ramot to represent the Parties, such approval not to be unreasonably withheld. The expenses of such suit or suits that Ramot elects to bring, including any expenses of the Company incurred in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Ramot and Ramot shall hold the Company free, clear and harmless from and against any and all costs of such litigation, including attorney’s fees. In the event Ramot exercises its right to sue pursuant to this Section 10.3, any sums recovered in such suit or in settlement thereof shall be retained by Ramot.

          10.4.      Own Counsel. Each party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 10 by the other party for Infringement.

          10.5.      Cooperation. Each party agrees to cooperate fully in any action under this Section 10 which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

          10.6.      Standing. If a party lacks standing and the other party has standing to bring any such suit, action or proceeding, then such other party shall do so at the request of and at the expense of the requesting party. If either party determines that it is necessary or desirable for another party to join any such suit, action or proceeding, the other party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

          11.         Representation; Warranties; Limitation of Liability.

          11.2      Warranty of the Company. The Company warrants that it will comply with, and shall ensure that its Affiliates and Sublicensees (by inserting such obligation in the Sublicense Agreements) comply with, all local, state, and national laws and regulations relating to the development, manufacture, use, and sale of Products.

          11.3.      Disclaimer.

          11.2      Disclaimer. RAMOT MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE RAMOT TECHNOLOGY OR THE JOINT TECHNOLOGY OR OTHER SUBJECT MATTER OF THIS AGREEMENT. AMONG OTHER THINGS, RAMOT DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY:

(A)           AS TO THE NOVELTY OR THE COMMERCIAL VALUE OF THE RAMOT TECHNOLOGY AND JOINT TECHNOLOGY(OR ANY PART THEREOF);

(B)           AS TO THE VALIDITY OR SCOPE OF THE RAMOT PATENTS AND THE JOINT PATENTS;

(C)           OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(D)           THAT THE RAMOT TECHNOLOGY OR THE JOINT TECHNOLOGY MAY BE EXPLOITED OR USED WITHOUT INFRINGING OTHER PATENTS OR INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

          11.5.      Limitation of Liability. The Parties shall not be liable to each other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (i) any indirect, incidental, consequential or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services. In any event, Ramot's total liability under this Agreement shall not exceed the sums received by Ramot from the Company under this Agreement, except to the extent that, pursuant to a final and unappealable court order issued by a competent court of law, such Claim arises from gross negligent or willful misconduct of the Indemnitees.

12.           Indemnification.

                    12.1      Indemnity. The Company shall indemnify, defend, and hold harmless Ramot, TAU, their Affiliates and their respective governors, directors, officers, employees, and agents and their respective successors, heirs and assigns (the “Ramot Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Ramot Indemnitees in connection with any claims, suits, actions, demands or judgments (“Claims”) under any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) resulting from or arising out of the practice or use of any of the Ramot Technology or the Joint Technology (or any part thereof) by the Company, its Affiliates or any of their Sublicensees, or concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted by Ramot to the Company under this Agreement except to the extent that, pursuant to a final and un-appealable court order issued by a competent court of law, such Claim arises from gross negligent or willful misconduct of the Indemnitees.

          12.2      Procedures. If any Ramot Indemnitee receives notice of any Claim, such Ramot Indemnitee shall, as promptly as is reasonably possible, give the Company notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve the Company of any indemnification obligation it may have hereunder to the extent such failure diminishes the ability of the Company to respond to or to defend the Ramot Indemnitee against such Claim. Ramot and the Company shall consult and cooperate with each other regarding the response to and the defense of any such Claim and the Company shall, upon its acknowledgment in writing of its obligation to indemnify the Ramot Indemnitee, be entitled to and shall assume the defense or represent the interests of the Ramot Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ramot Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the Ramot Indemnitee, such consent not to be unreasonably withheld. Nothing herein shall prevent the Ramot Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

          12.3.      The Company shall maintain insurance that is reasonably adequate to fulfill any potential obligation to the Ramot Indemnitees under this Section 12, taking into consideration, among other things, the nature of the products or services commercialized. Such insurance shall be obtained from a reputable insurance company. Ramot and TAU shall be added as co-insured parties under such insurance policy The Company hereby undertakes to comply punctually with all obligations imposed upon it under such policy(ies), including without limitation the obligation to pay in full and punctually all premiums and other payments due under such policy(ies). The Company shall provide Ramot, upon request, with written evidence of such insurance. The Company shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which the Company or any Sublicensee continues to make, use, or sell Products, and not less than five (5) years.

13.           Term and Termination.

          13.1. Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect until the expiration of all payment obligations of the Company pursuant to this Agreement.

          13.2. Effect of Expiration. Following the expiration of this Agreement pursuant to Section 13.1 (and provided the Agreement has not been earlier terminated pursuant to Section 13.3, in which case Section 13.4 shall apply), (a) the Company shall have a fully-paid up, royalty-free, nonexclusive, worldwide license (with the right to grant sublicenses) under the Ramot Technology and the Joint Technology to make, use, offer to sell, sell, and import, export, otherwise transfer physical possession of or otherwise transfer title to Products in the Field; and, (b) Ramot shall be free to use the Ramot Technology and the Joint Technology to make, use, offer to sell, sell, and import, otherwise transfer physical possession of or otherwise transfer title to Products and to grant others licenses to do the same, without accounting to the Company.

          13.3. Termination.

                    13.3.1. Termination Without Cause. The Company may terminate this Agreement for any reason upon sixty (60) days prior written notice to Ramot.

                    13.3.2. Termination for Default. In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach. For the avoidance of doubt, it is expressly agreed that breach of a payment obligation under the Agreement by the Company shall be deemed to be a material breach of this Agreement and subject to the foregoing provisions.

                    13.3.3. Bankruptcy. Either party may terminate this Agreement upon notice to the other if the other party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other party and not dismissed within ninety (90) days, or if the other party becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

                    13.3.4. Termination by Ramot upon Challenge to Validity of Patents.

(i) By the Company or its Affiliates. In addition to the above, Ramot shall be entitled to terminate this Agreement immediately by providing written notice to the Company upon a Patent Challenge by the Company or its Affiliate.

(ii) By Sublicensees. A Patent Challenge by a Sublicensee shall constitute a breach of this Agreement and the Company shall be obligated to take all action available to it to cause such Sublicensee to withdraw its challenge, or else terminate the Sublicense with such Sublicensee. In the event that the Sublicensee does not withdraw its challenge within 30 days of the date the Company first received notice of such claim, the Company shall be obligated to terminate the Sublicense agreement with such Sublicensee immediately. In addition the Company shall bear all costs incurred by the Company or by Ramot in defending the Ramot Patents and/or Joint Patents against such claims.

          13.3.5. Failure to Make the Milestone Payments under the Research Funding Schedule. In the event that the Company fails to make a milestone payment in accordance with Exhibit F attached hereto when due and fails to correct this within 30 days of written notice thereof by Ramot, Ramot shall be entitled to terminate this Agreement by delivery of a written notice of termination to the Company, such termination to be effective immediately upon delivery of such written notice.

          13.4.           Effect of Termination.

               13.4.1. Termination of Rights. Upon termination by the Company pursuant to Section 13.3.1 13.3.2 or 13.3.3 hereof or by Ramot pursuant to Sections 6.5, 13.3.2, 13.3.3, 13.3.4 or 13.3.5 hereof: (a) the rights and licenses granted to the Company under Section 5 shall terminate; (b) all rights in and to the Ramot Technology shall revert to Ramot, and the Company and its Affiliates and Sublicensees shall not be entitled to make any further use whatsoever of or practice the Ramot Technology, nor shall the Company or its Affiliates and Sublicensees develop, make, have made, use, offer to sell, sell, have sold, import, export, otherwise transfer physical possession of or otherwise transfer title to Products; and (c) any existing Sublicense shall terminate; provided, however, that Ramot, at the request of such Sublicensee, other than in the event that the termination is a result of a breach by such Sublicensee, will enter into a new license agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement, provided that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on Ramot which are not included in this Agreement.

               13.4.2. Accruing Obligations. Termination of this Agreement shall not relieve the parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination. Without limiting the generality of the foregoing, the Company shall be obligated to pay all patent related expenses with respect to patent activities occurred prior to the termination date.

               13.4.3. Transfer of Regulatory Filings and Know How. In the event the Company terminates this Agreement pursuant to Section 13.3.1 or Ramot terminates this Agreement pursuant to Section 6.5, 13.3.2, 13.3.3 , 13.3.4 or 13.3.5, (i) the Company shall assign and transfer to Ramot: (i) all documents and other materials filed by or on behalf of the Company its Affiliates and its Sublicensees with Regulatory Agencies in furtherance of applications for Regulatory Approval in the relevant country with respect to Products; and (ii) the Company shall Grant to Ramot a royalty free (subject to this section 13.4.3 below) non-exclusive, sublicensable license in all intellectual property, Know-how, inventions, conceptions, compositions, materials, methods, processes, data, information, records, results, studies and analyses, discovered or acquired by, or on behalf of the Company its Affiliates and its Sublicensees which relate directly to actual or potential Products, including without limitation, the Development Results (the "Company IP").

                    In the event that this Agreement is terminated by the Company pursuant to Section 13.3.1 or by Ramot pursuant to Sections 6.5, 13.3.2, 13.3.3, 13.3.4 or 13.3.5 and subject to the Company's compliance with its obligations under this Section 13.4.3, Ramot shall pay to the Company a royalty equal to ten percent (10%) of all Net Ramot Receipts (as such term is defined below) actually received by Ramot up to a maximum amount equal to 100% of the development costs actually incurred by the Company and its Affiliates in the performance of the Commercialization and Development Plan as documented in the Company's formal records. All such royalties shall be paid by Ramot on a calendar quarterly basis, within thirty (30) days of the end of the Calendar Quarter in which the Ramot Receipts were received. Ramot shall report to the Company and pay such amounts to the Company in accordance with the procedures set forth in this Agreement with respect to the Company’s payment and reporting obligations to Ramot as described in Section 8 above, mutatis mutandis. For the purpose of the foregoing, the following terms shall have the following meanings:

                                        “Net Ramot Receipts” shall mean Ramot Receipts less Ramot Expenses.

                                        “Ramot Receipts” shall mean all monetary and non monetary consideration (or at Ramot's option the cash equivalent of such non-monetary consideration) actually received by Ramot in connection with the grant of license under the Joint Technology or Company IP ("Ramot License"); provided that “Ramot Receipts” shall not include payments specifically paid for the conduct of identified research activities relating to the Company IP (including customary overhead).

                         “Ramot Expenses” shall mean, to the extent not otherwise reimbursed, all out-of-pocket expenses and out-of-pocket reasonable professional fees, including legal fees, patent agent fees and fees paid to other experts, incurred by Ramot in connection with: (a) the filing, prosecution, maintenance or enforcement of any patent application or patent covering or included in the Company IP or Joint Patents; or (b) the enforcement of the Ramot License.

13.4.4. Assignment of the Company's rights in the Joint Patents. In the event the Company terminates this Agreement (in whole or in part) pursuant to Section 13.3.1 or Ramot terminates this Agreement pursuant to Section 6.5, 13.3.2, 13.3.3 or 13.3.4, or 13.3.5, the Company shall take all action reasonably necessary, including, without limitation, the execution of any document, to assign to Ramot all of its interest in the Joint Patents.

          13.5. Survival. The parties’ respective rights, obligations and duties under Sections 3 (Title), 8.3 (Payment Currency), 8.4 (Records), 8.5 (Audited Report), 8.6 (Late Payments), 8.7 (Payment Methods), 8.8 (VAT; Withholding and Similar Taxes), 9 (Confidential Information), 11 (Representation; Warranties; Limitation of Liability), 12 (Indemnification), 13.2 (Effect of Expiration), 13.4 (Effect of Termination), 14.2 (Publicity Restrictions), 14.3 (Notices) and 14.4 (Governing Law and Jurisdiction), as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

14.      Miscellaneous.

          14.1. Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

          14.2. Publicity Restrictions. Subject to Section 9.1.3, the Company and its Affiliates and Sublicensees shall not use the name or logo of Ramot, TAU or any of their trustees, officers, faculty, researchers, students, employees, or agents, or any adaptation of such names, in any promotional material or other public announcement or disclosure relating to the subject matter of this Agreement without the prior written consent of Ramot.

          14.3. Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.3:

If to the	Savicell Diagnostic Ltd.
Company:	69, Hashomer st, Zichron Yaakov.
30900, Israel.
Attn: CEO

If to Ramot:	Ramot at Tel Aviv University Ltd.
P.O. Box 39296
Tel Aviv 61392
Israel
Attn: CEO
Fax: 972-3-640-6675

          Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by facsimile, one business day after transmission or dispatch; (iii) by airmail, seven (7) business days after delivery to the postal authorities by the party giving notice. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

          14.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Israel, without regard to the application of principles of conflicts of law, except for matters of patent law, which, other than for matters of inventorship on patents, shall be governed by the patent laws of the relevant country of the patent. Subject to the foregoing, the parties hereby consent to personal jurisdiction in Israel and agree that the competent court in Tel Aviv, Israel shall have sole jurisdiction over any and all matters arising from this Agreement, except that Ramot may bring suit against the Company in any other jurisdiction outside Israel in which the Company has assets or a place of business.

          14.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns.

          14.6. Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

          14.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

          14.8. Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

           14.9. No Agency or Partnership. Nothing contained in this Agreement shall give any party the right to bind another, or be deemed to constitute either parties as agents for each other or as partners with each other or any third party.

          14.10. Assignment and Successors. The Company will not be entitled to assign or encumber all or any of its rights or obligations under this Agreement to any other entity without the prior written consent of Ramot. Notwithstanding the foregoing, the Company shall be entitled to assign as a whole its entire rights and obligations under this Agreement to its Affiliate or to a successor entity in a merger or acquisition transaction, provided that (i) the assignee undertakes in writing to assume and perform all of the Company's obligations under this Agreement, and (ii) Ramot shall not, as a result of such assignment, be subject to any additional financial or legal obligation that would not have applied to Ramot but for such assignment, including without limitation, any additional tax, impost, fee or deduction on payments made to Ramot pursuant to this Agreement.

          14.11. Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

          14.12. Interpretation. The parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

          14.13. Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Ramot at Tel-Aviv University	Savicell Diagnostic Ltd.

By: “signed”	By “signed”

Name:________________________	Name:________________________

Title:_________________________	Title:_________________________

By: “signed”

Name:________________________

Title:_________________________

I the undersigned, Prof. Fernando Patolsky, have reviewed, am familiar with and agree to comply with all of the above terms and conditions. I hereby undertake to cooperate fully with Ramot in order to ensure its ability to fulfill its obligations hereunder, as set forth herein.

“signed”	_____________________________________
Prof. Fernando Patolsky	Date signed